Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 26, 2012 relating to the consolidated financial statements, which appears in Synthesis Energy Systems, Inc. and subsidiaries’ (a development stage enterprise) Annual Report on Form 10-K for the year ended June 30, 2013.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 9, 2014